INDEPENDENT ACCOUNTANTS CONSENT


     We consent to the incorporation by reference in the registration statements of O'Brien Environmental Energy, Inc. on Form S-8's (File No. 33-15786, 33-50784, and 33-25316) of our report
(which includes explanatory paragraphs regarding : 1) litigation for which the ultimate outcome cannot presently be determined;
and 2) the Company's ability to continue as a going concern), dated October 7, 1994 on our audits of the consolidated financial statements and financial statement schedules of O'Brien Environmental Energy, Inc. as of June 30, 1994 and 1993, and for the years ended June 30, 1994, 1993 and 1992, which report is included in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania

October 7, 1994